EXHIBIT 107
CALCULATION OF REGISTRATION FEE

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit (3)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee (3)
Equity	Common Shares, without par value	Other	10,000 (2)	$111.92	$1,119,200	$110.20 per $1,000,000	$123.34
Total Offering Amounts					$1,119,200		$123.34
Total Fee Offsets							$0
Net Fee Due							$123.34

(1)    Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of the Registrant’s common shares (“Common Shares”) that become issuable in respect of the securities identified in the above table by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the Registrant’s receipt of consideration that results in an increase in the number of the outstanding shares of the Registrant’s Common Shares.
(2)    Represents Common Shares issuable upon exercise of outstanding stock options granted under the CyberOptics Corporation 1998 Stock Incentive Plan, as amended, and assumed by the Registrant pursuant to the Agreement and Plan of Merger by and among the Registrant, CyberOptics Corporation, and Meta Merger Company, dated August 7, 2022.
(3)    Estimated in accordance with Rule 457(h) under the Securities Act. The proposed maximum offering price per share, proposed maximum aggregate offering price and the amount of the registration fee are based under the weighted average exercise price of the assumed stock options of $111.92.